UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2009

ENDOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Studebaker, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 595-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 30, 2009, Endologix, Inc. (“Endologix”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), whereby Wells Fargo made available to Endologix a secured credit facility in the form of a revolving line of credit up to a maximum of $10.0 million (the “Facility”). Endologix may use borrowings under the Facility for general working capital and corporate purposes.

All outstanding amounts under the Facility bear interest at a variable rate equal to the greater of 90-day LIBOR, the federal funds rate, or Wells Fargo’s prime rate, plus 1.25%, which is payable on a monthly basis. The unused portion of the Facility is subject to an unused revolving line facility fee, payable quarterly, in arrears, on a calendar year basis, in an amount equal to 0.2% per annum of the average unused portion of the Facility, as determined by Wells Fargo. The Facility also contains customary covenants regarding operations of Endologix business and financial covenants relating to ratios of current assets to current liabilities and tangible net worth. The Facility is secured by a security interest granted to Wells Fargo in all of the property of Endologix other than its intellectual property. All amounts owing under the Facility will become due and payable on April 30, 2012.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed with Endologix Annual Report on Form 10-K for the year ended December 31, 2009.

Item 1.02.	Termination of a Material Definitive Agreement.

On October 30, 2009, in connection with entering into the Credit Agreement referenced above, Endologix terminated that certain Loan and Security Agreement, dated as of February 21, 2007, by and between Endologix and Silicon Valley Bank (“SVB”) (the “SVB Loan Agreement”), as amended by that certain First Amendment to Loan and Security Agreement, dated as of July 22, 2008, by and between Endologix and SVB (the “First Amendment”) (collectively, the “Amended SVB Loan Agreement”).

The Amended SVB Loan Agreement provided for a credit facility from SVB pursuant to which Endologix could (a) borrow up to $5.0 million under a revolving line of credit and (b) borrow up to $3.0 million under a term loan. All outstanding amounts under the revolving line of credit bore interest at a variable rate equal to SVB’s prime rate plus 0.5%, and the term loan required interest only payments at a variable rate equal to SVB’s prime rate plus 1.0%. The Amended SVB Loan Agreement also contained covenants regarding the operation of Endologix business and financial covenants relating to a ratio of current assets to current liabilities and tangible net worth.

As of the date of termination, Endologix did not have any borrowings outstanding under the Amended SVB Loan Agreement. In addition, Endologix did not incur any early termination penalties in connection with the termination of the Amended SVB Loan Agreement.

The foregoing description of the Amended SVB Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the SVB Loan Agreement, a copy of which was filed as Exhibit 10.13 to Endologix Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2007 and the First Amendment, a copy of which was filed as Exhibit 10.1 to Endologix Current Report on Form 8-K as filed with the Commission on July 28, 2008.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Facility contained in Item 1.01 is incorporated into this Item 2.03 by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: November 3, 2009	/s/ ROBERT J. KRIST
Robert J. Krist
Chief Financial Officer